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                                                        Exhibit 99





Contacts: Analyst contact:  Dennis E. McDaniel
          Vice President, Investor Relations
          513-603-2197
          dennis.mcdaniel@ocas.com

          Media contact:  Cindy L. Denney
          Assistant Vice President, Corporate Communications
          (Ofc.) 513-603-2074    Cell: 513-703-7372
          cindy.denney@ocas.com


For Immediate Release



                    OHIO CASUALTY CORPORATION ANNOUNCES
                            AGREEMENT WITH CEO

FAIRFIELD, Ohio, December 5, 2005 --- The Board of Directors of Ohio Casualty Corporation is pleased to announce completion of a new five-year agreement with the Corporation's current President and Chief Executive Officer, Dan R. Carmichael, CPCU, effective immediately. Details of the agreement are included in an exhibit filed with the Securities and Exchange Commission today. The prior contract with Mr. Carmichael was due to expire on December 31, 2005.

"We look forward to Dan delivering results and providing leadership to the Corporation for the next five years," commented Ohio Casualty Corporation Lead Director Stanley N. Pontius. "The Board has been very pleased with his ability to determine a strategy and provide guidance for the successful execution of that strategy, as well as his overall performance as CEO. Due to his direction the past five years, the Corporation has seen a dramatic turnaround in its financial performance and is providing greater value to our shareholders. The annualized total shareholder return over the five-year period has exceeded the 75th percentile of the Dow Jones Insurance Index for Property and Casualty Insurance Companies through October 31, 2005."

The agreement provides for compensation and incentives that are significantly tied to performance to be earned through annual and long-term incentive plans only when goals to be established by the Board are achieved. Also, in order to link increases in Mr. Carmichael's compensation to shareholder value, two additional equity grants were made by the Board. The first award will be earned only upon the development and



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implementation of a Board-approved succession plan and the second award provides incentives to Mr. Carmichael only upon increases in the share price of Ohio Casualty common stock above the closing price on Dec. 1, 2005 ($29.85).

"I look forward to remaining part of Ohio Casualty Corporation and appreciate the Board's confidence in my leadership," acknowledged Mr. Carmichael. "Our company's success is due to the hard work and dedication of the senior management team, a highly skilled group of employees and top-notch agents, all of whom are focused on executing our strategy and providing excellent service to our customers. Everyone has contributed significantly to the improved financial performance of the Corporation and I look forward to our working together to continue the current momentum of success."

Mr. Carmichael, 60, joined Ohio Casualty Corporation on Dec. 12, 2000. From 1995 until his employment with Ohio Casualty, he served as president and chief executive officer of IVANS, Inc., Greenwich, CT., an industry-owned organization that provides electronic communications services to insurance, health care and related organizations in the United States and Canada. Prior to his tenure at IVANS, he served eight years as chairman, president and chief executive officer of Anthem Casualty Insurance Group (Shelby Insurance and Anthem Casualty). The recipient of a bachelor's degree from Florida State University, Mr. Carmichael also holds a master's degree in divinity from Emory University (GA).

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Groupr. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 47th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2005). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.7 billion as of September 30, 2005.

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